Contact:   Matthew M. Loar
           Chief Financial Officer
           (650) 562-1424

FOR IMMEDIATE RELEASE

             GENELABS EXPECTS NEW FDA ACTION ON ASLERA(TM) NDA

REDWOOD CITY, Calif. - May 29, 2002 - Genelabs Technologies, Inc. (Nasdaq:GNLB) stated today that the company currently expects a new U.S. Food and Drug Administration (FDA) action on its New Drug Application (NDA) for Aslera(TM) (GL701) no later than the end of August 2002. As part of Genelabs' on-going discussions with the FDA, the company has submitted additional clinical data and analyses to the agency. Genelabs recently learned that these submissions have been classified as a proposed treatment of women with systemic lupus erythematosus to limit bone loss while on low-dose glucocorticoids.

Irene A. Chow, Ph.D., chairman and chief executive officer, stated, "In working with the FDA toward Genelabs' goal of approval of the Aslera NDA, one of our meetings with the agency occurred in December 2001. The FDA sent us a letter in January 2002 suggesting that we submit additional clinical data and analyses. Over the course of the past several months, as we have continued to work with the FDA, we have submitted additional information to the agency, including information submitted in February 2002 in response to the January letter. While it is not possible to predict the outcome of our current discussions with the FDA on the approvability of the Aslera NDA, I am pleased Genelabs is now able to provide guidance regarding a timeframe for the agency's next action."

Genelabs submitted an NDA for Aslera in September 2000 and received a not-approvable letter in June 2001. Since that time, the company has been actively working with the agency toward resolution of the deficiencies identified by the FDA in the not-approvable letter. Aslera is being developed by Genelabs and is exclusively licensed to Watson Pharmaceuticals, Inc. in North America.

Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects, while concentrating these capabilities on two core programs: developing a late-stage product for lupus and discovering novel drug candidates targeting DNA. Our research efforts are currently directed toward anti-microbial drug discovery and we have synthesized many lead compounds targeting DNA in bacteria, fungi and viruses. Our clinical development efforts are concentrated on Aslera(TM), for which we have an exclusive license from Stanford University.

                                   -more-


Genelabs Expects New FDA Action on ASLERA(TM)NDA


NOTE: This press release contains forward-looking statements. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include without limitation whether the results of the company's clinical trials of Aslera(TM) and other supporting information will be sufficient to support the approval of Aslera(TM) by the U.S. Food and Drug Administration; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Aslera(TM) as a treatment for systemic lupus erythematosus (SLE or lupus); the early stage of Genelabs' research programs and uncertainties associated with the optimization of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; the validity, scope and enforceability of patents related to the company's technologies; the company's capital requirements and history of operating losses; and uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all. The active ingredient in Aslera(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Aslera(TM) outside the U.S. In addition, neither U.S. nor foreign regulatory authorities have made a determination as to the safety or efficacy of Aslera(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company. The company does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release.